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October 6, 1998                                                     Exhibit 8.1



United Financial Holdings, Inc.                  UFH Capital Trust I
333 Third Avenue North                           333 Third Avenue North
St. Petersburg, Florida 33733                    St. Petersburg, Florida 33733

                  Re:      Registration Statement on Form SB-2
                           Registration Nos. 333-60431 and 333-60431-01

Ladies and Gentlemen:

         We have acted as special United States tax counsel for United Financial Holdings, Inc., a Florida corporation (the "Company"), and UFH Capital Trust I, a statutory business trust formed under the laws of the State of Delaware (the "Trust"), in connection with the above-captioned registration statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") for the purpose of registering (a) the guarantee by the Company of ________ of the Trust's ___% cumulative trust preferred pass-through securities, liquidation amount of $10.00 per preferred security (the "Preferred Securities") with respect to distributions and payments upon liquidation, redemption and otherwise, (b) _______ principal amount of ___% Junior Subordinated Debentures due ______________, 2028, to be issued by the Company and (c) an aggregate of _______________ of the Trust's Preferred Securities.

         We hereby confirm our opinion that the statements as to matters of law and legal conclusions under the caption "MATERIAL FEDERAL INCOME TAX CONSIDERATIONS" in the Registration Statement are correct in all material respects based upon current law. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof


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unless otherwise expressly stated. Our opinion is expressly limited to the statements as to matters of law and legal conclusions under the caption "MATERIAL FEDERAL INCOME TAX CONSIDERATIONS" set forth in the Registration Statement and is subject to the same assumptions, limitations and qualifications set forth under such caption. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

                                                     Sincerely,




                                                     HOLLAND & KNIGHT LLP